Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact: Albert W. Ondis, CEO

Joseph P. O’Connell, CFO	August 22, 2007
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Reports Record Quarterly Sales, Strong Earnings;

Directors Declare Regular Cash Dividend

West Warwick, RI, August 22, 2007 – Astro-Med, Inc. (NASDAQ:ALOT) announced record sales for the fiscal 2008 Second Quarter ended August 4, 2007.

Sales for the fiscal 2008 Second Quarter increased 15% to a record $18,695,000, compared to $16,267,000 in the fiscal 2007 Second Quarter. Net income for the fiscal 2008 Second Quarter increased 20% to $886,000, or $0.12 per diluted share, from $740,000, or $0.10 per diluted share.

For the six-month period ended August 4, 2007, the Company reported sales of $35,101,000, an increase of 10% over $31,908,000, reported in the same period last fiscal year. Year-to-date, net income was $1,408,000, or $0.19 per diluted share, compared to $1,283,000, or $0.17 per diluted share.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, stated: “We’re pleased with the results of our fiscal year 2008 Second Quarter. We’ve achieved significant sales growth as a company, but we are especially gratified that Second Quarter sales were strong among the product groups, both domestically and internationally”.

The Company reports that sales of QuickLabel Systems products grew 23% to $9,662,000, while Test & Measurement brand product sales also achieved a 23% increase to $4,500,000 for the quarter. Grass Technologies product sales for the quarter were $4,533,000, which was below last year’s sales level. “Grass Technologies brand sales increased 13% over the First Quarter, and we anticipate sales to improve favorably throughout the remainder of the year compared with the same periods last year,” Ondis continued. “Company sales to international customers for the quarter increased 35%, which demonstrates our growing international footprint.

“While down over the fiscal 2007 Second Quarter, gross profit margins of 41.9% showed improvement over the First Quarter and we have expectations of continued improvements during the balance of the fiscal year. We are encouraged with the improving trends that were recorded in the Second Quarter, which we see gaining momentum during the second half of the year, as new orders increased 6%. Astro-Med continues to use its strong financial position to invest in new product development programs, and we are poised for significant continued growth.”

On August 21, 2007, the Directors of Astro-Med declared the regular quarterly cash dividend of 5 cents per share payable on October 1, 2007 to shareholders of record on September 7, 2007.

The Second Quarter conference call will be held August 23, 2007, at 11:00 AM EDT. It will be broadcast in real time on the Internet through our website at www.astro-medinc.com. We invite all those interested to log on and listen in or access the broadcast any time for up to 5 days following the event. Investors may participate in the conference call by dialing in to 800-867-0448.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments employed around the world in a wide range of industrial, scientific, and medical applications.

ASTRO-MED, INC.

Consolidated Statements of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Six-Months Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Net Sales	$18,695	$16,267	$35,101	$31,908

Gross Profit	7,831	6,996	14,677	13,272
	41.9%	43.0%	41.8%	41.6%
Operating Expenses:
Selling, General & Administrative	5,433	5,035	10,560	9,545
Research & Development	1,135	944	2,233	1,997
	6,568	5,979	12,793	11,542

Operating Income	1,263	1,017	1,884	1,730
	6.8%	6.3%	5.4%	5.4%

Other Income, Net	214	191	463	340

Income Before Taxes	1,477	1,208	2,347	2,070

Income Tax Provision	591	468	939	787

Net Income	$ 886	$ 740	$ 1,408	$ 1,283

Net Income Per Share - Basic	$ 0.13	$ 0 .11	$ 0.21	$ 0.19
Net Income Per Share - Diluted	$ 0.12	$ 0 .10	$ 0.19	$ 0.17

Weighted Average Number of Common Shares - Basic	6,901	6,718	6,866	6,721
Weighted Average Number of Common Shares - Diluted	7,578	7,380	7,573	7,349

Dividends Declared Per Common Share	$ 0.05	$ 0 .05	$ 0.10	$ 0.10

Selected Balance Sheet Data

In Thousands

Unaudited

	As of August 4, 2007	As of January 31, 2007
Cash & Marketable Securities	$15,905	$16,930 (1)
Current Assets	$44,709	$44,168
Total Assets	$58,109	$58,001

Current Liabilities	$7,546	$9,874
Shareholders’ Equity	$46,777	$45,958

(1)	Excludes $3,200,000 of cash and marketable securities earmarked for long term investment in real estate.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2007 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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